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EXHIBIT 10.24

October 18, 2001

Mr. Peter Kash
Senior Managing Director
Paramount Capital, Inc.
787 Seventh Ave.
New York, New York 10019

Dear Mr. Kash:

With respect to our prior telephonic agreement regarding the role of Mr. Martin Kratchman and yourself as financial advisors to Endorex Corporation regarding
(1) the introduction of Corporate Technology Development, Inc. ("CTD") to Endorex in 2000 and (2) ongoing assistance to Endorex in the acquisition of CTD, I would like to confirm that Endorex will, as a "success fee", issue to you and Mr. Kratchman in the aggregate 100,000 options to purchase Endorex common stock (the "Options"). The Options will be issued upon completion of Endorex's acquisition of CTD and stockholder approval of an amendment to Endorex's Amended and Restated 1995 Omnibus Incentive Plan (the "Plan") to increase the number of shares of stock available for issuance thereunder. This will be the total compensation for all financial advisory services of you and Mr. Kratchman to Endorex.

The Options have been authorized by the Endorex Board of Directors (the "Board"), and consistent with the Plan, will have an expiration period of ten
(10) years. Forty-six thousand (46,000) of these Options will be issued with a strike price of $1.25, based on the Endorex common stock closing price on AMEX at the time of initial approval by the Board, and the remaining fifty-four thousand (54,000) Options shall have a strike price equal to the Endorex common stock closing price on the date the acquisition of CTD is consummated. The Options will be 100% vested upon issuance, and will be issued to you promptly after the completion of the acquisition of CTD and the amendment of the Plan.

In order to complete the information we will need to issue such Options, please indicate the amount of Options at each strike price to be issued to you and Mr. Kratchman.

Please confirm your acceptance of the above, by (1) completing the chart below indicating the number of Options to be issued to Mr. Kratchman and yourself, (2) signing in the space provided below, and (3) returning an executed copy hereof to Endorex.

Sincerely,

Michael S. Rosen
President/
CEO
Endorex Corporation

                      # of Options @ $1.25/SHARE   # of Options @ MERGER CLOSING   TOTAL
------------------------------------------------------------------------------------------
  Peter Kash                     23,000                        27,000             50,000
------------------------------------------------------------------------------------------
  Martin Kratchman               23,000                        27,000             50,000
------------------------------------------------------------------------------------------
  TOTAL                          46.OOO                        54,000             100,000
------------------------------------------------------------------------------------------

Authorized:
           ----------------------------
                  Peter Kash